Exhibit 99.1

For Immediate Release

February 14, 2023

Southwest Gas Holdings Announces Closing of Sale of MountainWest to Williams

LAS VEGAS, February 14, 2023 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas” or the “Company”) today announced that it has closed the previously announced sale of MountainWest Pipelines Holding Company (“MountainWest”) to Williams (NYSE: WMB), in a $1.5 billion total enterprise value all-cash transaction, subject to certain adjustments.

Karen S. Haller, President and Chief Executive Officer of Southwest Gas, stated, “We are pleased to close the transaction with Williams, which is an important milestone in simplifying our corporate structure. This is a significant step toward returning Southwest Gas to its core regulated utility business of providing reliable, sustainable and affordable energy to meet the expectations of customers and communities, while continuing to maximize its growth potential. We look forward to continuing to enhance our focus as we move forward with the planned spin-off of Centuri to create two focused industry leaders.”

After working capital and other purchase price adjustments and the payment of transaction expenses, net proceeds from the sale of MountainWest will be used to repay $1.075 billion under the Company’s term loan that was incurred with its acquisition of MountainWest, which leaves approximately $73 million outstanding under the term loan.

As announced on December 15, 2022, the sale of MountainWest and the spin-off of Centuri, once complete, will create a simplified business mix for Southwest Gas to maximize stockholder value through many key benefits, including:

•	Enhanced visibility and investor alignment;

•	De-risked business mix and asset portfolio;

•	Fully regulated and stable cash flows;

•	Efficient deployment of capital with an investment grade balance sheet;

•	100% of earnings from regulated gas operations;

•	Clear strategic focus on optimizing utility operations and capital plan; and

•	Continued commitment to safety and reliability.

The Company expects to complete its planned separation of Centuri during the fourth quarter of 2023 or first quarter of 2024.

Advisors

Moelis & Company and Lazard served as financial advisors to Southwest Gas, and TD Securities and J.P. Morgan served as co-financial advisors to Williams. Morrison & Foerster LLP served as legal counsel to Southwest Gas, and Davis Polk & Wardwell LLP served as legal counsel to Williams.

About Southwest Gas Holdings, Inc.

Southwest Gas Holdings, Inc., through its subsidiaries, engages in the business of purchasing, distributing and transporting natural gas, and providing comprehensive utility infrastructure services across North America. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe and reliable service while innovating sustainable energy solutions to fuel the growth in its communities. Centuri Group, Inc. is a strategic infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding the Company’s expectations or intentions regarding the future and the expected benefits from the sale of MountainWest and the planned spin-off of Centuri. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and impact of executing (or not executing) on the Centuri spin-off on the expected timeline, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the potential for, and the impact of, a credit rating downgrade, future earnings trends, inflation, interest rates, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, and the impacts of stock market volatility. Factors that could cause actual results to differ include (without limitation) those discussed under the heading “Risk Factors” and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports, including our Quarterly Reports on Form 10-Q, filed from time to time with the U.S. Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

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Investor Relations: Jamila Hashem, swx_ir@fticonsulting.com

Media: Sean Corbett, (702) 876-7219, sean.corbett@swgas.com